NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 22, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 10, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Gramercy Property Trust and BRE Glacier L.P., an affiliate of the Blackstone Group L.P., became effective on October 10, 2018. Each Share of 7.125% Series A Cumulative Redeemable Preferred Shares of Gramercy Property Trust was exchanged for USD 25.00 in cash., plus accrued and unpaid dividends. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 10, 2018.